CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements No. 33-63554, 333-136289, 333-140949 and 333-168592 on Form S-8 and Registration Statements No.333-168614, 333-169263, 333-175042, 333-182339 and 333-190378 on Form S-3 of USG Corporation of our report dated February 9, 2015, with respect to the consolidated balance sheets of USG Boral Building Products Pty Limited and its controlled entities as of June 30, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years then ended, which report appears in December 31, 2014 Annual Report on Form 10-K of USG Corporation.

/s/ KPMG
KPMG
Sydney, Australia
February 12, 2015